Prospectus

                    THE INTERPUBLIC GROUP OF COMPANIES, INC.

                                  Common Stock

                                1,335,125 Shares

                                  -------------

         This is a public offering of shares of common stock, par value $.10 per share, of the Interpublic Group of Companies, Inc. ("Interpublic") by the selling stockholders named in this Prospectus. The selling stockholders are offering 1,335,125 shares of common stock of Interpublic. Interpublic will not receive any of the proceeds from the offering.

         The common stock is listed on the New York Stock Exchange under the symbol "IPG." On April 14, 2000, the last reported sale price of the common stock on the NYSE was $40 15/16 per share.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.





                         Prospectus dated April 17, 2000

                                TABLE OF CONTENTS

Available Information.......................................................1

Incorporation Of Certain Documents By Reference.............................2

The Company.................................................................2

Use Of Proceeds.............................................................2

Common Stock Price Range And Dividends......................................2

Selling Stockholders........................................................4

Plan Of Distribution........................................................6

Legal Matters...............................................................7

Experts.....................................................................7


                               ---------------

         Unless the context otherwise requires, "the company," "we," "us," "ours" or "Interpublic" means the Interpublic Group of Companies, Inc., a Delaware corporation.

                              AVAILABLE INFORMATION

         We have filed with the Securities and Exchange Commission (the "SEC" or "Commission") a registration statement on Form S-3 (File No. 333-95359), under the Securities Act of 1933, as amended (the "Securities Act") for the registration of the common stock offered hereby. This prospectus constitutes a part of that registration statement and does not contain all the information set forth in that registration statement, certain parts of which have been omitted as permitted by the rules and regulations of the SEC. For further information regarding Interpublic and the common stock offered hereby, you should refer to that registration statement.

         In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. You may read and copy materials we have filed with the SEC at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the SEC: Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Copies of such materials can be obtained by mail from the Public Reference Section of the SEC, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. In addition, you can inspect reports, proxy statements and other information concerning the Company at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (File No. 1-06686), including any filings after the date of this prospectus, until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated. We incorporate by reference into this prospectus all filings filed pursuant to the Securities Exchange Act of 1934, as amended, after the date of the initial Registration Statement and prior to effectiveness of the Registration Statement:

         -  Our Annual Report on Form 10-K for the year ended December 31, 1999;

         - Our Current Reports on Form 8-K dated January 24, 2000, February 25, 2000 and April 13, 2000; and

         - The description of the common stock contained in our registration statements on Form 8-A, dated June 29, 1971 and October 8, 1975, respectively, as amended on Forms 8, dated February 24, 1983, June 12, 1984, September 13, 1984, June 25, 1985, July 15, 1987 and May
            19, 1988 and as further amended by any subsequent amendment or report filed for the purpose of updating that description.

         The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

         You may request a copy at no cost of any or all of the documents referred to above other than those exhibits to such documents which are not specifically incorporated by reference therein. Written or telephone requests should be directed to Thomas J. Volpe, Senior Vice President-Financial Operations, The Interpublic Group of Companies, Inc., 1271 Avenue of the Americas, New York, New York 10020; telephone number (212) 399-8000.

                                   THE COMPANY

         Our principal executive offices are located at 1271 Avenue of the Americas, New York, New York 10020 (telephone: (212) 399-8000).

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the common stock offered hereby. See "Selling Stockholders."

                     COMMON STOCK PRICE RANGE AND DIVIDENDS

         Interpublic's common stock is listed on the New York Stock Exchange under the symbol "IPG." The table below shows the range of reported last sale prices on the New York Stock Exchange Composite Tape for Interpublic's common stock for the periods indicated and the dividends declared per share on the common stock for such periods. On May 17, 1999, Interpublic announced:

         - a two-for-one stock split payable in the form of a stock dividend on July 15, 1999 to stockholders of record on June 29, 1999; and

         - a $.085 per share (post-split) cash dividend for the second quarter of 1999 payable on June 15, 1999 to stockholders of record on May 27, 1999.

         Sales prices and per share amounts have been adjusted to reflect this two-for-one stock split.

                                                                       Cash
                                                 Common              Dividends
                                               Stock Price           Declared
                                             High        Low         Per Share
                                          ---------   ---------     -----------

Year ended December 31, 1997
     First Quarter.....................   $18 5/16     $16 1/8        $.065
     Second Quarter....................    20 11/16     17 1/2         .065
     Third Quarter.....................    25 11/16     203/4         .065
     Fourth Quarter....................    26 1/4       22 5/8         .065
Year ended December 31, 1998
     First Quarter.....................   $31 5/16     $23 27/32      $.065
     Second Quarter....................    32 1/4       27 21/32       .075
     Third Quarter.....................    32 7/16      26 3/32        .075
     Fourth Quarter....................    39 7/8       23 1/2         .075
Year ended December 31, 1999
     First Quarter.....................   $40 1/4      $36 1/4        $.075
     Second Quarter....................    43 5/16      37 1/4         .085
     Third Quarter.....................    44 5/16      39             .085
     Fourth Quarter....................    58           39 1/4         .085
Year ended December 31, 2000
     First Quarter.....................   $55 9/16     $37            $.085
     Second Quarter (through
       April 13, 2000).................   $48 1/4      $43 9/16        --

         On April 14, 2000, the last sale price of our common stock, as reported on the New York Stock Exchange Composite Tape, was $40 15/16 per share.

         We are not aware of any restrictions on our present or future ability to pay dividends. However, in connection with certain borrowing facilities entered into by Interpublic and its subsidiaries, we are subject to certain restrictions on the ratio of cash flow to consolidated borrowings, the ratio of consolidated borrowings to net worth and the minimum amount of net worth. Any future dividend payments will be made at the discretion of Interpublic's board of directors.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information with respect to the selling stockholders, including:

         -   the name of each selling stockholder;

         - the number of shares of common stock beneficially owned by such selling stockholder prior to the offering;

         - the maximum number of shares of such common stock to be offered by such selling stockholder hereby; and

         - the number of shares of common stock to be beneficially owned by such selling stockholder assuming all of the shares of such selling stockholder covered by this prospectus are distributed in the offering.

         No selling stockholder beneficially owns one percent (1%) or more of Interpublic's issued and outstanding common stock.

         Because the selling stockholders or their transferees may offer all, a portion or none of the common stock offered pursuant to this prospectus, no estimate can be given as to the amount of common stock that will be held by the selling stockholders upon termination of the offering. See "Plan of Distribution."



                                                                 Number of Shares
                                                                       to be
                                                                   Beneficially
                                                                    Owned after        Number of
                                                                     Offering,           Shares           Maximum
                                                                   Assuming All       Beneficially       Number of
                                                                    Offered are      Owned Prior to     Shares to be
Name of Selling Stockholder (1)                                     Distributed       the Offering        Offered
------------------------------------------------------------     ----------------    --------------     ------------
Robert G. Beckel..............................................         2,402              1,632              770
Lynda Bernard.................................................         1,210                769              441
Michael J.P. Boland...........................................        50,336             34,196           16,140
Diana Bork, as trustee under Declaration of Trust dated
   February 22, 1996..........................................         6,380              4,335            2,045
Robert H. Bork, Jr., as trustee under Declaration of Trust
   dated February 22, 1996....................................         6,380              4,335            2,045
John A. Brennan, Jr...........................................        15,301              9,607            5,694
James P. Fabiani..............................................        64,729             40,663           24,066
Lester G. Fant................................................        27,048             17,752            9,296
Barbara G. Fant...............................................        19,816             13,006            6,810
Keith Frederick...............................................         4,954              3,366            1,588
Gregory M. Gill...............................................         2,674              1,671            1,003
Henry Giugni..................................................         3,755              2,347            1,408
Carl Franklin Godfrey, Jr.....................................         6,391              4,015            2,376
Lawrence C. Grossman..........................................         1,132                704              428
Terry Haines..................................................         3,690              2,319            1,371
Michelle R. Hartz.............................................         3,200              2,011            1,189
John T. Hendrick..............................................        10,355              6,505            3,850
Paul H. Jensen................................................         2,110              1,313              797
Jeffrey L. Lawrence...........................................         2,373              1,476              897
Dale W. Leibach...............................................         3,745              2,329            1,416
Judy Leon.....................................................         1,279                809              470
Peter T. Madigan..............................................        50,336             34,196           16,140
Arthur D. Mason...............................................           808                512              296
Daniel P. O'Brien.............................................         1,187                754              433
Jerome W. Pickholz............................................        15,322             10,410            4,912
Barry D. Rhoads...............................................         1,048                659              389
Martin A. Russo...............................................        18,806             11,814            6,992
Greg Schneiders...............................................         4,954              3,366            1,588
Barbara Sutton................................................         1,359                855              504
Dan C. Tate...................................................         2,582              1,606              976
Dan Tate, Jr..................................................         3,658              2,286            1,372
Sheila B. Tate................................................         6,366              3,999            2,367
Joseph L. Powell, as escrow agent on behalf of L. Gaye
   Torrance under the escrow agreement dated October 29, 1999.         2,601              1,653              948
Julie Tufts...................................................         1,242                791              451
Cathy Tweedy..................................................        15,322             10,410            4,912
Vincent M. Versage............................................         4,490              2,821            1,669
Gerald F. Warburg.............................................         6,100              3,833            2,267
John Young....................................................         1,681              1,040              641
The Cassidy Companies ESOP, HSBC Bank, Trustee; Cassidy and
   Associates, Inc. Employee Stock Ownership Trust, HSBC Trust
   Bank USA, Trustee..........................................       323,330            219,649          103,681
T. Mac Barnhardt..............................................         7,906              3,953            3,953
William C. Breed, IV..........................................         7,906              3,953            3,953
Marvin M. Giles, III..........................................        31,620             15,810           15,810
C. Vernon Spratley, III.......................................        31,620             15,810           15,810
James X. Mullen...............................................        99,720             49,860           49,860
Mullen Advertising, Inc. Employee Retirement and Savings Plan
   Trust Fund, James X. Mullen, Trustee                              162,804             81,402           81,402
Paul Silverman................................................        30,664             15,332           15,332
Jeanne Masucci................................................         1,604                802              802
Steve Haesche.................................................           936                468              468
Joseph Grimaldi...............................................        13,432              6,716            6,716
Edward Boches.................................................         9,292              4,646            4,646
Michael E. Kassan and Ronnie K. Kassan, Trustees of The Kassan
   Family Trust dated April 27, 1990..........................        44,093             44,093                0
Ryan R. Magnussen.............................................        69,084             17,271           51,813
Patrick G. Bradley............................................        69,084             17,271           51,813
Steven J. Voci................................................         9,019              2,255            6,764
Matthew C. Azar...............................................           666                167              499
Marco Chiriguayo..............................................         1,332                333              999
Jill M. Giardino..............................................            56                 14               42
Robert J. Huey................................................            69                 17               52
Edward A. Lewis...............................................            41                 10               31
Andrew N. Lientz..............................................         1,388                347            1,041
Terri A. Mabry................................................           888                222              666
Brian J. Malone...............................................            41                 10               31
Matthew C. Minkin.............................................         2,220                555            1,665
Brian M. Platz................................................            14                  4               10
Milind R. Raval...............................................           278                 70              208
Steven L. Sklar...............................................           556                139              417
Andrew L. Tress...............................................           666                167              499
Fan Tso.......................................................         3,469                867            2,602
Frank Butterworth.............................................        79,093             79,093                0
David Cyril Laidler...........................................        79,093             79,093                0
Brian David Rees..............................................        79,093             79,093                0
Mark Bruce Dalgleish..........................................       165,412            165,412                0
James Wilson..................................................         7,351              7,351                0
Laurie Greenall...............................................         6,000              6,000                0
William and Suzane Gordon.....................................        94,287             47,143           47,144
Tom George (2)................................................        18,088             18,088                0
Langtry Trust Company, as trustee for The Capital Trust, The
   CSI International Share Scheme Trust and The Michael Watt
   Voluntary Settlement Trust.................................       374,630            105,474          269,156
Total.........................................................     2,203,967          1,335,125          868,842

(1) Each selling stockholder is a former shareholder or option holder of a company acquired by Interpublic, or the assignee of such former shareholder or option holder. A number of the selling stockholders are or have been employees or officers of affiliates of Interpublic.

(2)    These shares will be issued upon the exercise of a like number of options.

                              PLAN OF DISTRIBUTION

         Interpublic has not been advised by the selling stockholders as to any plan of distribution. Distribution of the common stock by the selling stockholders, or by pledgees, donees (including charitable organizations), transferees or other successors in interest, may be effected from time to time in one or more transactions (which may involve block transactions):

         - on the NYSE in transactions that may include special offerings and exchange distributions pursuant to and in accordance with the rules of such exchange,

         -   in the over-the-counter market, or

         - in transactions otherwise than on such exchange or in the over-the-counter market, or in a combination of any such transactions.

         Such transactions may be effected by the selling stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may effect such transactions by selling the common stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts or commissions from the selling stockholders and may receive commissions from the purchasers of the common stock for whom they may act as agent. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

         We have agreed to bear certain expenses (excluding any underwriting fees, expenses, discounts or other costs payable to any underwriter, broker or dealer) in connection with the registration and sale of the common stock being offered by the selling stockholders, estimated to be approximately $44,000. We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

         The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of any common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                                  LEGAL MATTERS

         The validity of the common stock being offered hereby will be passed upon for Interpublic by Nicholas J. Camera, Esq., Senior Vice President, General Counsel and Secretary of Interpublic.

                                     EXPERTS

         The consolidated financial statements of Interpublic and its subsidiaries incorporated in this prospectus by reference to Interpublic's Annual Report on Form 10-K for the year ended December 31, 1999, except as they relate to Hill, Holliday, Connors, Cosmopulos, Inc. as of and for the year ended December 31, 1997 and to International Public Relations plc, as of and for the year ended December 31, 1997, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The audited financial statements of Hill, Holliday, Connors, Cosmopulos, Inc. as of and for the year ended December 31, 1997 and of International Public Relations plc as of and for the year ended December 31, 1997, each a wholly-owned subsidiary of Interpublic, not presented separately in Interpublic's Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Ernst & Young LLP and Ernst & Young, respectively, independent accountants. Such financial statements, to the extent they have been included in the financial statements of Interpublic, have been so incorporated in reliance on the report of such independent accountants given on the authority of said firms as experts in auditing and accounting.